EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-141341, 333-137699, 333-131894, 333-128745, 333-122289, 333-119547, 333-117121, 333-115082, 333-112465, 333-114162, 333-112272, 333-110003, 333-109387, 333-107729, 333-106748, 333-104267, 333-102610, 333-101782, 333-100272, 333-98575, 333-91788, 333-85930, 333-85352, 333-76034, 333-76266, 333-57676, 333-89761 and 333-67317 on Form S-3 and in Registration Statement No. 333-140176 on Form S-8 of our reports, relating to the consolidated financial statements and financial statement schedules of Investors Real Estate Trust, and management’s report on the effectiveness of internal control over financial reporting, dated July, 13, 2007, appearing in the Annual Report on Form 10-K of Investors Real Estate Trust for the year ended April 30, 2007.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
July 13, 2007

2007 Annual Report